UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*



                     Global Crossing Limited (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

       Shares of common stock, par value $0.01 per share ("Common Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G3921A175
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)
       [X]   Rule 13d-1(c)
       [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G3921A175                   13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Carlos Slim Helu

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                4,380,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   4,380,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,380,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          IN



                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                   13G

   1      NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Carlos Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                4,380,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   4,380,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,380,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                   13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Marco Antonio Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                4,380,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   4,380,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,380,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                  13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Patrick Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                4,380,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   4,380,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,380,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                  13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Maria Soumaya Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                4,380,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   4,380,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,380,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                  13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vanessa Paola Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                4,380,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   4,380,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,380,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                  13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Johanna Monique Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                4,380,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   4,380,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,380,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                  13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Inmobiliaria Carso, S.A. de C.V.

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                3,990,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   3,990,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,990,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          18.1% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          HC


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                  13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Orient Star Holdings LLC

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                3,990,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   3,990,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,990,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          18.1% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          OO

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G3921A175                  13G

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Carso Global Telecom, S.A. de C.V.

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                390,000 Common Shares (see Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   390,000 Common Shares (see Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          390,000 Common Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   [ ]*

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.8% (See Item 4(b))

  12      TYPE OF REPORTING PERSON*

          HC


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     (a)       Name of Issuer:

               Global Crossing Limited (the "Issuer")

     (b)       Address of Issuer's Principal Executive Offices:

               Wessex House
               45 Reid Street
               Hamilton HM12, Bermuda

Item 2.

     (a)       Name of Persons Filing:

               This statement is filed pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns substantially all of the issued and outstanding voting securities of Inmobiliaria Carso, S.A. de C.V ("Inmobiliaria") and directly and indirectly beneficially own a majority of the outstanding voting equity securities of Carso Global Telecom, S.A. de C.V. ("CGT").

               (2)

               Inmobiliaria, a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Mexico"), is a holding company with portfolio investments in various companies, and is the sole member of Orient Star Holdings LLC ("Orient Star").

               (3)

               CGT, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with interests in telecommunications and media companies.

               (4)

               Orient Star is a Delaware limited liability company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               11000 Mexico D.F.
               Mexico

               (ii) Inmobiliaria's principal business address is:

               Avenida Insurgentes Sur #3500
               Colonia Pena Pobre
               Delegacion Tlalpan
               14060 Mexico D.F.
               Mexico

               (iii) CGT's principal business address is:

               Avenida Insurgentes Sur #3500
               Colonia Pena Pobre
               Delegacion Tlalpan
               14060 Mexico D.F.
               Mexico

               (iv) Orient Star's principal business address is:

               477 Madison Avenue
               6th Floor
               New York, NY  10022
               USA

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria and CGT are Mexican corporations, and Orient Star is a Delaware limited liability company.

     (d)       Title of Class of Securities:

               Shares of common stock, par value $0.01 per share ("Common
               Shares")

     (e)       CUSIP Number:

               G3921A175

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):


     (a) [ ]   Broker or dealer registered under Section 15 of the Act;

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

     (c) [ ]   Insurance company as defined in Section 3(a)(19) of the Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e) [ ]   Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

     (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership.

     (a)       Amount Beneficially Owned:

               As of the date of the event which requires the filing of this statement, (i) Orient Star directly owns 3,990,000 Common Shares,
               (ii) CGT directly owns 390,000 Common Shares, (iii) Inmobiliaria, as the sole member of Orient Star, may be deemed to beneficially own indirectly the Common Shares owned directly by Orient Star, and (iv) the Slim Family, which beneficially owns all of the issued and outstanding voting equity securities of Inmobiliaria and directly and indirectly owns a majority of the outstanding voting equity securities of CGT, may be deemed to beneficially own indirectly the Common Shares that may be deemed beneficially owned indirectly by Inmobiliaria and owned directly by CGT and Orient Star.

    (b)        Percent of Class:

               The Common Shares beneficially owned by the Reporting Persons as of the date of the event which requires the filing of this statement constitute approximately 19.9% of the issued and outstanding Common Shares, based on 22,000,000 Common Shares outstanding, as reported in the Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 15, 2004.

     (c)       Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: -0-

               (ii)  Shared power to vote or to direct the vote:
                     4,380,000 Common Shares in the case of the Slim Family 3,990,000 Common Shares in the case of Inmobiliaria and Orient Star
                     390,000 Common Shares in the case of CGT
               (iii) Sole power to dispose or to direct the disposition of:
                     -0-
               (iv)  Shared power to dispose or direct the disposition of:
                     4,380,000 Common Shares in the case of the Slim Family 3,990,000 Common Shares in the case of Inmobiliaria and Orient Star
                     390,000 Common Shares in the case of CGT

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact
               that as of the date hereof the reporting person has       [  ]
               ceased to be the beneficial owner of more than five percent of the class of securities, check the following:


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu

         -------------------------------------

         Carlos Slim Domit                         By: /s/ Eduardo Valdes Acra
                                                       -------------------------
         -------------------------------------         Eduardo Valdes Acra
                                                       Attorney-in-Fact
         Marco Antonio Slim Domit                      February 14, 2005

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         INMOBILIARIA CARSO, S.A. DE C.V.


         -------------------------------------
         By:  Armando Ibanez Vazquez
         Title:  Attorney-in-Fact


         ORIENT STAR HOLDINGS LLC


         -------------------------------------
         By: Inmobiliaria Carso, S.A. de C.V., its
         sole member
         Name:  Armando Ibanez Vazquez
         Title:  Attorney-in-Fact



         CARSO GLOBAL TELECOM, S.A. DE C.V.


         -------------------------------------
         By: Armando Ibanez Vazquez
         Title: Attorney-in-Fact

                                  Exhibit Index

Exhibit 24.1      Powers of Attorney for Inmobiliaria and CGT.

Exhibit 99.1 Joint Filing Agreement, dated as of February 14, 2005, by and among the Slim Family, Inmobiliaria, Orient Star and CGT.

The Powers of Attorney for the Slim Family and Orient Star filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission on March 19, 2004 are hereby incorporated herein by reference.